UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 3, 2019

Bionik Laboratories Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-54717	27-1340346
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

483 Bay Street, N105 Toronto, ON	M5G 2C9
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (416) 640-7887

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Item 1.01	Entry into a Material Definitive Agreement

The information set forth in Item 5.02 in this Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective as of September 3, 2019, Bionik Laboratories Corp. (the “Registrant”) entered into an Employment Agreement with Loren W. Wass, age 57, as the Registrant’s new Chief Commercial Officer (the “Employment Agreement”).

From January 2014 through August 2019, Mr. Wass the Vice President of Sales, Business Development and Reimbursement at ReWalk Robotics Ltd. (Nasdaq:RWLK), a medical device company focusing on rehabilitation, and was also a member of its Executive Committee. While at ReWalk, Mr. Wass was responsible for U.S. sales and business development, reimbursement activities and payer policy strategies and submissions. Mr. Wass holds a B.S. from Springfield College.

Mr. Wass shall be employed by the Registrant as Chief Commercial Officer until terminated pursuant to the termination provisions described in the Employment Agreement. Pursuant to the terms of the Employment Agreement, Mr. Wass shall receive an annual base salary of $250,000 per annum. The annual base salary shall be reviewed on an annual basis. Mr. Wass may be entitled to receive an annual bonus of up to 40% of annualized actual base salary, based on performance in the previous fiscal year. He is also entitled to participate in the Registrant’s equity incentive plan, and shall be granted options to purchase an aggregate of 5,000 shares of the Registrant’s common stock, at an exercise price per share equal to the fair market value of the Registrant’s common stock on September 3, 2019, the date of grant, and which shall vest equally over a 3 year period commencing one year from the date of grant and in the two subsequent years on the anniversary of the grant date.

In the event Mr. Wass’ employment is terminated as a result of death, Mr. Wass’ estate would be entitled to receive any earned base salary and accrued vacation earned up to the date of death.

In the event Mr. Wass’ employment is terminated as a result of disability (as defined in the Employment Agreement), Mr. Wass would be entitled to receive the annual salary, accrued vacation, and benefits through the date of termination.

In the event Mr. Wass’ employment is terminated by the Registrant for cause, as defined in the Employment Agreement, Mr. Wass would be entitled to receive his unpaid base salary earned up to the date of termination.

In the event Mr. Wass’ employment is terminated by the Registrant without cause, he would be entitled to receive 2 months’ salary, plus accrued vacation.

Mr. Wass may terminate the Employment Agreement and his employment at any time, for any reason, provided that he provides the Registrant with 30 days’ prior written notice. In case of “good reason” (as defined in the Employment Agreement), the Registrant shall pay to Mr. Wass: (i) 2 months’ salary; and (ii) accrued vacation time if any; provided that the Registrant shall not be required to pay the 2 months’ salary in the event the Registrant elects to enforce the non-competition provisions of the Employment Agreement and pays to Mr. Wass as a result of such enforcement, no less than that amount in base salary.

The Employment Agreement contains customary non-competition, non-solicitation and non-disparagement provisions in favor of the Registrant. Mr. Wass also agreed to customary terms regarding confidentiality and ownership of intellectual property.

The foregoing is intended only to be a summary of the Employment Agreement, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on 8-K, and which is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure

On September 4, 2019, the Registrant issued a press release publicly announcing the appointment of Mr. Wass as the Registrant’s new Chief Commercial Officer.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information in this Item 7.01 and Exhibit 99.1 is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in this Item 7.01 (including Exhibit 99.1).

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following documents are furnished herewith as exhibits to this report:

Exhibit Number	Description of Exhibit

10.1	Employment Agreement with Loren Wass

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 4, 2019

BIONIK LABORATORIES CORP.

By:	/s/ Leslie Markow
Name:	Leslie Markow
Title:	Chief Financial Officer

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